U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 5, 2009

ROCK ENERGY RESOURCES, INC.
 (Exact Name of registrant as specified in its Charter)

                Delaware                                                     0-23022                                                                               11-2740461____
(State of Incorporation)	Commission File No. (IRS Employer Identication No.)

 10375 Richmond St., Ste. 2100, Houston, TX                       77042
(Address of principal executive offices)	(Zip Code)

                                                                                                        Registrant=s telephone number,(713)   954 -  3600

(Registrant's former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b)
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240-13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement
Item 5.02(e)	Compensatory Arrangements of Certain Officers

2009 Stock Grant and Option Plan

On May 20, 2009, the board of directors authorized the adoption of the 2009 Stock Grant and Option Plan, an employee benefit Plan (the “Plan”). The Plan reserved up to 10,000,000 common shares.  It is intended to serve as an incentive to and to encourage stock ownership by certain directors,  officers,  employees  of and certain persons rendering contract services to the Company.  The board of directors authorized grant 7,500,000 common stock options to named officers and directors under the Plan.  The Plan will be filed with the Securities and Exchange Commission on Form S-8 registration statement.

We entered into Option Certificates and Agreements and granted the following options to acquire company common shares:

Name	Positions	No. of Options	Exercise Price
			Per Share
Rocky V. Emery	Director, CEO	2,500,000	$0.16
	Principal Accounting Officer

Mark G. Harrington	Vice Chairman/Director	1,500,000	$0.16

Tom S. Elliott	Director, President	1,500,000	$0.16
	COO

Allan J. Smedstad	Secretary/Treasurer	1,500,000	$0.16

The exerice price is based on the closing share price of the Company’s common stock on May 20, 2009 as quoted on the Over-the-Counter Electronic Bulletin Board.

Employment Agreements

Rocky V. Emery- On June 30, 2008, the company entered into a two year employment agreement with Mr. Emery.  The term of the agreement will automatically renew for successive one-year terms unless either party terminates the agreement with 90 days advance notice prior to the end of each term.  Mr. Emery’s employment is for the offices of Chairman of the board of directors and Chief Executive Officer.  Under the terms of the agreement, Mr. Emery is responsible for all of the company’s business affairs.  The base annual salary is $330,000.  Mr. Emery is entitled to bonuses payable at the discretion of the board of directors.  He is entitled to participate in employee benefit plans, be reimbursed for business expenses related to his company work.  The agreement includes additional employment agreement type provisions.  A copy of Mr. Emery’s Employment Agreement is attached to this current report as Exhibit 10.2.

Tom S. Elliott-  On July 1, 2008, the Company entered into a two year employment agreement with Mr. Elliott.  The agreement will automatically renew of an additional one year term unless notified otherwise by either party. Additionally, the Company may terminate Mr. Elliott with or without cause at anytime during the term of his employment with at least 60 days advance notice.  Under these circumstances, the Company would be obligated to pay Mr. Elliott severance pay equal to an aggregate amount equal to 2.99 times his then current base salary. Mr. Elliott is employed as the Company’s President and Chief Operating Officer.  His base annual salary is $280,000.  Mr. Elliott will be entitled to expense reimbursement, health insurance benefits, a vehicle and relocation expenses.  He is also entitled to a 250,000 common stock grant for services under the Agreement.  He is entitled to a compensation review by the board of directors and may have his salary increased during the term of his employment.  The agreement includes additional employment agreement type provisions. Mr. Elliott is entitled to coverage under Directors and Officers Errors and Omissions Insurance.   A copy of Mr. Elliott’s Employment Agreement is attached to this current report as Exhibit 10.3.

Mark G. Harrington-  On April 28, 2008, the Company entered into a two year Employment Agreement with Mark G. Harrington.  The term of the agreement will automatically renew for successive one-year terms unless either party provides 90 days advance written notice not to renew.  Mr. Harrington’s employment is as Vice-Chairman of the board of directors.  Mr. Harrington’s duties will include assistance in capital formation, formulation and implementation of business processes, acquisition analysis and advisor on financial accounting audits and compensation.  Mr. Harrington’s annual base salary is $180,000.  He is entitled to annual bonuses at the discretion of the board of directors.  He is entitled to a signing bonus of $30,000.  Additionally, Mr. Harrington may participate in Company employee benefit plans and expense reimbursement.   He is entitled to a 500,000 share common stock grant and a vested three year stock option to acquire an additional 750,000 shares of Company stock with an exercise price of $3.00 per share.  The stock grant and options have “claw back” provisions for early termination.  Mr. Harrington is entitled to coverage under Directors and Officers Errors and Omissions Insurance.  His employment agreement includes a “covenant not-to-compete clause and a severance compensation.   The agreement includes additional employment agreement type provisions.  A copy of Mr. Harrington’s Employment Agreement is attached to this current report as Exhibit 10.4.

Incorporation by Reference

The complete terms and conditions of above referenced agreements are attached to this Current Report as Exhibits.  These brief descriptions of these agreements are entirely qualified by the content of the agreements.

Item 9.01(d)	Exhibits

Exhibit No.            Description of Exhibit

*10.0                2009 Stock Grant and Option Plan
*10.1                Form of Option Certificate and Agreement
 10.2                 Employment Agreement with Rocky V. Emery dated June 30, 2008
 10.3                 Employment Agreement with Tom S. Elliott dated July 1, 2008
 10.4                 Employment Agreement with Mark G Harringtondated April 28, 2008

*Filed as an Exhibit to Form S-8 filed on June 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Rock Energy Resources, Inc.
Dated: June 9, 2009
                                    /s/ Rocky V Emery
                                    By: Rocky V. Emery
                                    Title: CE